RYAN'S FAMILY STEAK HOUSES, INC. REPORTS
          DECEMBER AND FOURTH QUARTER SALES RESULTS

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GREER,  SOUTH CAROLINA - - Ryan's Family Steak Houses,  Inc.
(NASDAQ:RYAN) today announced that same-store sales for the 4-week period ended December 31, 1997 ("December") decreased
by  3.3%.   Additionally, same-store sales for  the  quarter
ended December 31, 1997 deceased by 2.1%.  Details follow:

                                      (Unaudited)
                               December      4th Quarter
                                 1997            1997

Total sales (000's)           $42,820         $142,890
Increase from prior year          +1%              +2%

Average unit sales:
Same stores (open at least 18 mos.)-3.3%         -2.1%
All stores (all Ryan's units)   -4.1%            -2.8%

Management noted that many of its restaurants in the Midwest and South were adversely affected by severe winter weather during the last week of December. It is estimated that the impact of this weather reduced December's same-store sales by approximately 2.0%.

At  December  31, 1997, the Company owned and  operated  270
Ryan's restaurants.

Financial  results for the fourth quarter  and  fiscal  year
1997  are  expected to be released on January 21, 1998.   In
addition, the Company's next accounting period consists of 5 weeks, ending on February 4, 1998.